UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2024

SABRE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36422	20-8647322
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3150 Sabre Drive Southlake, TX	76092
(Address of principal executive offices)	(Zip Code)

(682) 605-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, $.01 par value	SABR	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

In connection with the previously announced exchange (the “Exchange”) by Sabre GLBL Inc. (“Sabre GLBL”), a wholly-owned subsidiary of Sabre Corporation (“Sabre”), of $150.0 million aggregate principal amount of its outstanding 4.000% Exchangeable Senior Notes due 2025 (the “Existing Exchangeable Notes”) for $150.0 million aggregate principal amount of Sabre GLBL’s newly-issued 7.32% Exchangeable Senior Notes due 2026 (the “New Exchangeable Notes”) and approximately $32.6 million of cash, Sabre GLBL, as issuer, and Sabre and Sabre Holdings Corporation (“Sabre Holdings”), as guarantors, and U.S. Bank Trust Company, National Association, as trustee, entered into an indenture, dated March 19, 2024 (the “New Exchangeable Notes Indenture”), governing the New Exchangeable Notes.

The New Exchangeable Notes are senior, unsecured obligations of Sabre GLBL and are guaranteed on a senior unsecured basis by Sabre and Sabre Holdings. The New Exchangeable Notes will pay interest semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2024, at a rate of 7.32% per year, and will mature on August 1, 2026, unless earlier repurchased or exchanged. Before February 1, 2026, holders have the right to exchange their New Exchangeable Notes only upon the occurrence of certain events. From and after February 1, 2026, holders may exchange their New Exchangeable Notes at any time at their election until the close of business on the second scheduled trading day immediately before August 1, 2026. Sabre GLBL will have the right to elect to settle exchanges in cash, shares of Sabre’s common stock or in a combination of cash and Sabre’s common stock at Sabre GLBL’s election. The initial exchange rate per $1,000 principal amount of New Exchangeable Notes is 222.2222 shares of Sabre’s common stock, which represents an initial exchange price of approximately $4.50 per share of Sabre’s common stock. The exchange rate and exchange price are subject to adjustment upon the occurrence of certain events. The New Exchangeable Notes will not be redeemable prior to their maturity.

Upon any future occurrence of a “Fundamental Change” (as defined in the New Exchangeable Notes Indenture), holders may require Sabre GLBL to repurchase their New Exchangeable Notes at a price equal to principal amount plus accrued and unpaid interest. If a “Make-Whole Fundamental Change” (as defined in the New Exchangeable Notes Indenture) occurs with respect to any New Exchangeable Note and the exchange date for the exchange of such New Exchangeable Note occurs during the related “Make-Whole Fundamental Change Exchange Period” (as defined in the New Exchangeable Notes Indenture), then, subject to the provisions set forth in the New Exchangeable Notes Indenture, the exchange rate applicable to such exchange will be increased by a number of shares set forth in the table contained in the New Exchangeable Notes Indenture.

This description of the New Exchangeable Notes Indenture and the New Exchangeable Notes does not purport to be complete and is qualified in its entirety by reference to the New Exchangeable Notes Indenture and the form of the New Exchangeable Notes, which are attached to this Current Report on Form 8-K as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 above is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The New Exchangeable Notes were issued by Sabre GLBL in a private placement in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended. Sabre relied on this exemption from registration based in part on representations made by the investors receiving the New Exchangeable Notes in the exchange agreements governing the Exchange. At the initial exchange rate, if all New Exchangeable Notes were exchanged and settled solely through delivery of shares of common stock, this would result in the issuance of 33,333,330 shares of Sabre’s common stock (or 57,471,255 shares if the exchange rate were increased by the maximum potential amount upon the occurrence of a “Make-Whole Fundamental Change” (as defined in the New Exchangeable Notes Indenture)). Additional information pertaining to the New Exchangeable Notes and the shares of Sabre’s common stock issuable upon exchange of the New Exchangeable Notes is contained in Item 1.01 above and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

4.1	Indenture, dated as of March 19, 2024, by and among Sabre GLBL Inc., the guarantors party thereto, and U.S. Bank Trust Company, National Association as trustee.

4.2	Form of 7.32% Exchangeable Senior Notes due 2026 (included in Exhibit 4.1).

104	Cover Page Interactive Data File-formatted as Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 19, 2024

Sabre Corporation

By:	/s/ Michael Randolfi
	Name:	Michael Randolfi
	Title:	Executive Vice President and Chief Financial Officer